UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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CommonWealth REIT

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On February 28, 2014, CommonWealth REIT (the “Company”), issued the following press release in connection with an investor presentation made available on the Company’s web site www.cwhreit.com.  A copy of the Investor Presentation is also attached hereto.

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Files Investor Presentation Comparing CWH’s Value Creating, Long Term Strategy with Related/Corvex’s Short Term Scheme

CWH’s Business Plan is Designed to Create Long Term Value and It is Producing Strong Results

CWH’s Fourth Quarter Results Prove the Business Plan is Working

Says Related/Corvex’s Reckless Proposal is Not Credible and May Destroy Shareholder Value

CWH Urges Shareholders to Vote the WHITE Consent Revocation Card Today

Newton, MA (February 28, 2014): CommonWealth REIT (NYSE: CWH) today announced that it has made available to shareholders an investor presentation on the Company’s website at www.cwhreit.com. The presentation will also be filed with the U.S. Securities and Exchange Commission (“SEC”) and will be available on the SEC’s website at www.sec.gov.

The presentation outlines the clear differences between the business plan being successfully executed by the CWH Board and management and the scheme for CWH proposed by Related Fund Management, LLC and Corvex Management LP (“Related/Corvex”). The CWH Board and management are focused on delivering superior results for all shareholders, as evidenced by CWH’s recently announced fourth quarter results that exceeded expectations on most financial and operating metrics. In contrast, Related/Corvex are attempting to take control of CWH without paying shareholders anything for that control. We also believe the Related/Corvex scheme would place CWH’s common stock dividend and investment grade debt ratings at risk. The CWH Board and management believe that the continued execution of the Company’s business strategy is in shareholders’ best interests for the following reasons:

•

The CWH Board and management team remain focused on creating long term value for all CWH shareholders. The successful repositioning of CWH’s portfolio to high quality central business district (CBD) office properties is nearly complete. This strategy is generating significant shareholder value and the successful execution of the business plan has resulted in operating outperformance compared to CWH’s peers.

•

CWH’s recent results prove that the Board and management team’s business plan is working. CWH recently announced fourth quarter results that exceeded expectations on most financial and operating metrics, with improving Normalized FFO per share, leasing activity and same property results.

•

Now that the CWH business plan is generating real value for shareholders, we believe Related/Corvex are attempting to take control of CWH for short term profits and without paying anything to shareholders. The portfolio repositioning that began several years ago is expected to be completed in 2014, at which time approximately two-thirds of CWH’s cash flows will come from high quality CBD office properties. Because of the actions taken by the Board and management during the last several years, we believe CWH is better positioned than many of its peers to benefit from improvements to the economy and the office market in 2014 and 2015.

•

We believe Related/Corvex’s scheme for CWH is focused on the short term at the expense of long term shareholder value. Related/Corvex’s proposal for CWH appears to be centered around selling the Company’s best performing assets, increasing debt leverage, investing in CWH’s most challenged assets and buying back stock. We believe this would put at risk CWH’s common stock dividend and investment grade debt ratings, two criteria typically valued by REIT investors. Shareholders also should keep in mind that Related/Corvex do not disclose the assumptions underlying their financial analysis and projections, which they admit are “subject to significant risk and contingencies.”

•

Sam Zell was recently recruited to join the Related/Corvex campaign with a $17 million signing bonus. Sam Zell also bought and sold 192,158 CWH common shares just prior to joining the Related/Corvex campaign and, in our view, the reasons and timing for these trades have not been adequately disclosed. We believe Sam Zell’s actions raise serious questions about his motivations for joining Related/Corvex.

•

Related/Corvex’s proposal is not credible because of Related’s abysmal track record of controlling publicly traded real estate companies. Both times Related has controlled publicly traded real estate companies, Related has benefited while shareholders have suffered major losses.

Adam Portnoy, Managing Trustee and President of CWH, made the following statement regarding today’s announcement:

“The Board and management strongly believe that the continued execution of the Company’s business strategy is in the best interests of all CWH shareholders and the scheme put forward by Related/Corvex is the wrong path forward. As evidenced by our strong fourth quarter results, CWH’s plan is creating real value for all shareholders. In contrast, we believe the Related/Corvex proposal puts CWH’s common stock dividend and investment grade debt ratings at risk and has the potential to destroy shareholder value.

“CWH shareholders are reminded that their vote is important, no matter how many or how few shares they own. We urge all shareholders to protect their investment by using the WHITE consent revocation card. Please do not return or otherwise vote any gold card sent to you by Related/Corvex, as we believe their unprecedented strategy to remove the entire CWH Board by written consent, and without cause, could destroy shareholder value.”

CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts

Media Contacts:
Joele Frank Wilkinson Brimmer Katcher
Andrew Siegel/Jonathan Keehner
212-355-4449

or

Investor Contacts:
CommonWealth REIT
Timothy Bonang, Vice President, Investor Relations
Jason Fredette, Director, Investor Relations
617-796-8222
www.cwhreit.com

(end)

CWH’s Successful Business Plan Execution Versus Related/Corvex’s Scheme for CWH February 28, 2014 111 East Wacker Drive & 233 North Michigan Avenue Chicago, IL Mellon Bank Center 1735 Market Street Philadelphia, PA Chase Tower 111 Monument Circle Indianapolis, IN CommonWealth REIT

CommonWealth REIT Legal disclaimers. WARNING REGARDING FORWARD-LOOKING STATEMENTS THIS PRESENTATION CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE," OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE PRESENT INTENT, BELIEFS OR EXPECTATIONS OF COMMONWEALTH REIT, OR CWH. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING SOME WHICH ARE BEYOND OUR CONTROL AND SOME THAT ARE REFERENCED IN THE CWH ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 AND SUBSEQUENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENT. EXCEPT AS REQUIRED BY APPLICABLE LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENT AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC, or RMR, and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related Fund Management, LLC and Corvex Managament LP, or together, Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and a form of WHITE consent revocation card to shareholders. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents. Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400). THIRD PARTY INFORMATION This presentation may contain or refer to third party news, commentary, statements, analyst reports and other information relating to CWH, RMR, Related/Corvex or their principals, affiliates and nominees, or other persons. The author and source of any third party information and the date of its publication are clearly and prominently identified. CWH has neither sought nor obtained permission to use or quote such third party information. CWH has not assisted in the preparation of the third party information, cannot guarantee the accuracy, completeness or availability of the third party information, and does not explicitly or implicitly endorse or approve such information. 2

There is a clear difference between the business plan being successfully executed by the CWH Board and management and the scheme proposed by Related/Corvex.

CWH Board and Management Business Plan	Our view of Related/Corvex's Scheme for CWH
✓ Focused on creating long term shareholder value.	✗ Focused on creating short term trading profits.
✓ Maintain and grow recurring cash flows and dividends over the long term.	✗ Put at risk recurring cash flows and dividends over the long term.
✓ Maintain investment grade debt ratings.	✗ Put at risk investment grade debt ratings.
✓ Sell CWH's weaker performing properties; invest in CWH's stronger performing properties.	✗ Sell CWH's stronger performing properties; invest in CWH's weaker performing properties.
✓ Maintain low/moderate debt leverage and engage in stock buybacks when share price is low.	✗ Increase debt leverage and engage in stock buybacks.
✓ Based on actual operating results that prove the business plan is working.	✗ Based on faulty financial analysis and unrealistic projections.
✓ Timing: multi-year portfolio repositioning is nearly complete and positive results are being realized.	✗ Timing: estimated two year period to get full understanding of CWH's business.[1]

The CWH Board and management are committed to creating long term value for CWH shareholders. In our view, the Related/Corvex plan is short term oriented, reckless and not credible.

CommonWealth REIT

(1) Source: REIT Wrap, "A CommonWealth REIT Update," February 12, 2014.

3

CommonWealth REIT The CWH Board and Management Business Plan 4

CommonWealth REIT On February 27, 2014, CWH announced fourth quarter and year end 2013 results which prove the business plan is working. • $0.63 per share of normalized funds from operations, or Normalized FFO, for the fourth quarter, versus consensus estimate of $0.54 per share.(1) • 81.4% ratio of dividends paid to cash available for distribution, or CAD, for trailing four quarters ended 12/31/2013. • 89.6% of CWH’s total sq. ft. from continuing operations leased as of 12/31/2013, compared to 83.4% occupancy rate for nationwide office market.(2) • 1.1 million sq. ft. of leasing activity during the fourth quarter, bringing total leasing activity for the year to approximately 5.2 million sq. ft. • +3.1% higher wtd. avg. cash rental rates than prior cash rental rates for the same space for leases entered during the fourth quarter; +8.1% higher wtd. avg. GAAP rental rates during the fourth quarter. • +8.4% increase in same property cash basis net operating income, or Cash Basis NOI, during the fourth quarter for properties owned continuously since 1/1/2012; +3.6% increase in same property GAAP net operating income, or NOI. 5 On most financial and operating metrics, the fourth quarter exceeded expectations, with improving Normalized FFO per share, leasing activity and same property results. Note: The reconciliation of any non-GAAP figure included above, including Normalized FFO, CAD, Cash Basis NOI and NOI, to net income (loss) determined in accordance with GAAP can be found in the CommonWealth REIT Fourth Quarter 2013 Supplemental Operating and Financial Data presentation, as filed on Form 8-K with the SEC on 2/27/2014. (1) Source: Thomson First Call. (2) Source: Jones Lang LaSalle.

The successful execution of the business plan has resulted in operating outperformance compared to CWH's peers.

	Q4 2013 Same Property Results		Q4 2013 Leasing Activity	
CWH Peers	% Change in GAAP NOI	% Change in Cash NOI	% Change in GAAP Rental Rates	Avg. Cap. Ex. Commitment Per Sq. Ft. Per Lease Yr.
Parkway Properties Inc. (PKY)	1.2%	4.5%	- -	$3.57
Duke Realty Corp. (DRE)	- -	2.3%	5.4%[1]	$2.32[1]
Liberty Property Trust (LRY)	1.2%	1.6%	(1.0%)[2]	$1.65[2]
Highwoods Properties Trust (HIW)	(0.5%)	(1.5%)	8.5%[3]	$3.21[3]
Brandywine Realty Trust (BDN)	2.9%	6.2%	(0.6%)	$1.53
Piedmont Office Realty Trust, Inc. (PDM)	- -	3.4%	(8.9%)[4]	$4.05
Mack-Cali Realty Corp. (CLI)[5]	- -	- -	- -	- -
AVG.	1.2%	2.8%	0.7%	$2.72
CWH	3.6%	8.4%	8.5%	$2.44

Now that the CWH business plan is generating real value for shareholders, we believe Related/Corvex are attempting to take control of CWH for short term profits and without paying anything to shareholders.

Source: Company filings with the SEC.
(1) Based on fourth quarter 2013 lease renewals for suburban office properties.
(2) Based on weighted average of new leases and lease renewals for office properties .
(3) Based on leasing results for office properties.
(4) Based on change in accrual rents as defined by PDM.
(5) As of 2/27/2014, CLI had not yet reported Q4 2014 results.

CommonWealth REIT
6

CommonWealth REIT The Board and management are successfully repositioning CWH’s portfolio to high quality CBD office properties. 7 Purchased in March 2011 (CBD Office in Phoenix, AZ) Purchased in November 2009 (CBD Office in Bellevue, WA) • Because CWH maintained a strong balance sheet with low leverage between 2005 and 2007 (when commercial real estate was overvalued and some competitors were using excessive leverage), CWH was able to acquire many properties from distressed sellers at attractive prices starting in 2008. . Between 2008 and 2012, CWH acquired $3.7 billion of properties (approximately 23.6 million square feet) and the large majority of these acquisitions were high quality CBD office properties purchased at bargain prices from distressed sellers. • Starting in 2012, CWH shifted its focus to selling properties because commercial real estate values were again approaching pre-recession levels. . Since mid-2012, CWH has not agreed to acquire any properties and it has sold or is currently marketing for sale more than $800 million of primarily weaker suburban properties.(1) The Board and management have a track record of buying properties when real estate values are low and selling properties when real estate values are high. (1) Based on actual sale price or 12/31/2013 net book value, after impairments, of properties held for sale. Purchased in May 2012 (CBD Office in Austin, TX)

CommonWealth REIT The portfolio repositioning that began several years ago is nearly complete. • In 2013, CWH sold 43 non-core suburban office and industrial properties with a combined 8.4 million square feet for an aggregate gross sale price of $249.1 million. . In early 2013, CWH listed for sale 40 properties with a combined 6.7 million square feet; all of these properties were sold in 2013 for an aggregate gross sale price of $158.3 million. . In late 2013, CWH sold 3 suburban office and industrial properties with a combined 1.7 million square feet for a gross sale price of $89 million. . In 2013, CWH also sold a vacant land parcel for $1.8 million. • Today, CWH has 45 non-core properties with a combined 8.4 million square feet listed for sale with third party brokers. . The net book value of these properties was a combined $536.6 as of 12/31/2013. . CWH plans to complete the sale of these 45 non-core properties in 2014. 8 When the remaining 45 non-core properties are sold later in 2014, CWH’s portfolio repositioning will be complete and the portfolio will primarily consist of high quality office properties located in top performing market areas. (1) Source: Thomson First Call.

CommonWealth REIT CBD Properties 31% Suburban Properties 69% CWH has been repositioning its portfolio to CBD properties because CBD office markets perform better than suburban office markets. 9 Because of the actions taken by the Board and management during the last several years, CWH is better positioned than many of its peers to benefit from improvements in the economy and the office market in 2014 and 2015. (1) Source: Jones Lang LaSalle. FY 2007 Q4 2013 Percent of CWH Net Operating Income (NOI) 79.0% 81.0% 83.0% 85.0% 87.0% CBD Office Market Occupancy Suburban Office Market Occupancy U.S. Office Market Occupancy Rate(1) CBD Properties 66% Suburban Properties 34% • The business plan to concentrate on CBD office properties was developed in response to national office leasing trends. • Since about 2000, leasing activity in CBD office markets has outperformed for a variety of reasons (greater employee desire to work in urban areas, less developable land in cities, etc.). • This divergence in the office market became more apparent after the recent recession began in 2007. • The Board and management believe that these office market trends are likely to continue for the foreseeable future. • Because CWH had low leverage going into the recent recession, it was able to acquire CBD office properties at low prices to accelerate the repositioning of its portfolio. • Now that commercial real estate values are again approaching prerecession levels, CWH is accelerating the sale of weaker suburban properties to increase the portfolio’s concentration in high value CBD office properties.

The successful execution of the business plan has increased the value of CWH's portfolio.


333 108th Avenue NE


17th Street Plaza


111 River St.


701 Poydras St.

	Year Acquired	Sq. Ft.	Occupancy[1]	Acquisition Cap Rate[2]	Historical Investment[1]	Current Estimated Value[3]	Current Estimated Value vs. Historical Investment
333 108th Avenue NE *Bellevue, WA* *20-story Class A office tower*	2009	416,503	100.0%	9.7%	$168mm	$256mm	1.5x
17th Street Plaza *Denver, CO* *33-story Class AA office tower*	2009	672,465	85.0%	9.8%	$145mm	$235mm	1.6x
111 River Street *Hoboken, NJ* *13-story Class A office building*	2009	521,410	97.9%	10.5%	$147mm	$245mm	1.7x
600 West Chicago *Chicago, IL* *Includes 8-story mixed use Class A office building & adjacent properties*	2011	1,511,849	98.3%	8.1%	$400mm	$443mm	1.1x
701 Poydras Street *New Orleans, LA* *51-story Class A office tower*	2011	1,256,971	94.9%	10.7%	$108mm	$163mm	1.5x
185 Asylum Street *Hartford, CT* *39-story Class A office tower*	2012	868,395	99.1%	9.6%	$103mm	$110mm	1.1x

Unlike many of its peers, CWH entered the recent recession with low leverage and was able to acquire high quality CBD office properties at record low prices and these properties have since significantly increased in value.

Source: Company filings with the SEC.
(1) As of 12/31/2013.
(2) Based on in-place NOI, including straight line rents, at time of acquisition.
(3) Based on management's estimates.

CommonWealth REIT
10

CommonWealth REIT The Related/Corvex Scheme for CWH 11

CommonWealth REIT 12 We believe that Related/Corvex’s scheme for CWH is reckless and short term oriented. • We believe Related/Corvex are focused on short term trading profits at the expense of long term shareholder value. . Sell CWH’s best performing, stabilized assets. . Increase debt leverage at CWH. . Invest in CWH’s most challenged assets. . Repurchase CWH common shares. • We believe Related/Corvex’s interests are inconsistent with how REITs typically create long term value for shareholders. . The Related/Corvex scheme seems designed for a limited life private equity real estate opportunity fund, not a publicly traded REIT. . This scheme will not produce consistent and growing cash flows at CWH to support and grow the current common share dividend. . We believe Related/Corvex’s scheme would put at risk CWH’s common share dividend and investment grade debt ratings.

CommonWealth REIT Related/Corvex’s valuation is based on faulty financial analysis and unrealistic projections. 13 Related/Corvex do not disclose the assumptions underlying their financial analysis and projections, which they admit are “subject to significant risk and contingencies.” Related/Corvex Claim: The Facts: “Estimate CWH’s current NAV to be approximately $35 per share.” • Related/Corvex base their calculation of current net asset value (NAV) per share on an in-place cash NOI that is overstated by $19 million. . CWH’s actual in-place cash NOI was $451 million (Q3 2013 annualized), not $470 million, as reported by Related/Corvex.(1) . Using Related/Corvex’s 7.5% cap rate, this is $253 million (or about $2.10 per share) of overstated value. • Related/Corvex then increase their already overstated in-place cash NOI by another $58 million based on “stabilization improvement” and “property management fee savings”.(1) . This increase in cash NOI would require significant increases in revenue and decreases in expenses which are extremely unlikely, if not impossible, to achieve in the current office market environment. . Using Related/Corvex’s 7.5% cap rate, this is another $773 million (or about $6.50 per share) of overstated value. “Believe CWH could be valued at approximately $40 per share by the end of 2015.” • Related/Corvex provide limited information to understand their projected $40 per share trading price at the end of 2015, but this share price appears to be based on unrealistic projections. . In 2014, Related/Corvex project the sale of $300 million of “non-core assets” that generate $11.3 million of cash NOI, implying an unrealistically low 3.8% cap rate.(1) . Related/Corvex project free cash flow after capital expenditures and common share dividends (i.e. “CAD after Dividends Paid”) of $69.3 million in 2014 and $81.0 million in 2015, compared to actual CAD after Dividends Paid of $25.1 million in 2014.(1) (1) See Related/Corvex presentation to CWH shareholders dated February 13, 2014, pages 71 and 72.

CommonWealth REIT 14 Related/Corvex recently recruited Sam Zell to join their campaign with a $17 million signing bonus. • Sam Zell and David Helfand were recently induced to join the Related/Corvex campaign with options to purchase over 4 million CWH common shares from Related/Corvex at a steep discount to current market price – an implied “signing bonus” of approximately $17 million.(1) • Sam Zell purchased 192,158 CWH common shares at $23.53 on January 23, 2014 and then sold all these shares at $25.50 on February 7, 2014, only two business days prior to joining the Related/Corvex campaign to take control of CWH.(2) In our view, the reasons and timing for these trades have not been adequately disclosed. . When recently asked why he sold his stake in CWH, Sam Zell reportedly explained “that buying CWH shares was unlikely to send the message he had in mind.”(3) We believe Sam Zell’s actions raise serious questions about his motivations for joining the Related/Corvex campaign to take control of CWH without paying anything to shareholders and CWH’s future prospects. (1) Based on 2,380,952 common shares available for purchase at $21.00 per share, 1,666,666 common shares available for purchase at $24.00 per share, and CWH’s common share closing price of $26.39 per share on 2/11/2014 (the date that Sam Zell and David Helfand announced their joining the Related/Corvex campaign). (2) Source: Supplement No. 1 to Related/Corvex Solicitation Statement filed with SEC on 2/13/2014, page 6. (3) Source: REIT Wrap; “REIT Wrap for Wednesday, February 19, 2014”; by Barry Vinocur.

CommonWealth REIT Centerline Holding Company – DELISTED FROM NYSE • Stephen Ross (Chairman of The Related Companies) and Jeff Blau (CEO of The Related Companies) both served on the Board of Centerline Holding Company (f/k/a Charter Municipal Mortgage Acceptance Co., or “CharterMac”) until 2009. Centerline is a real estate finance company that provided financing directly and indirectly to affiliates of Related. While Ross was on the Board (and shortly before Blau joined), they caused CharterMac to agree to pay Related or its affiliates about $340 million to internalize management. After this internalization, CharterMac suffered a spiral of operating losses, a 98% negative total return for shareholders and delisting from the NYSE. American Mortgage Acceptance Company (AMAC) – BANKRUPTED • Jeff Blau previously simultaneously served as an officer of The Related Companies and as Chairman, CEO and Trustee of AMAC, a publicly traded mortgage REIT. During this time period, Blau caused AMAC to make large subordinated loans (in aggregate amounts in excess of 50% of AMAC’s equity market capitalization at the time) to affiliated businesses of Related, including large loans to risky resort projects in the areas of Aspen, CO and Phoenix, AZ. The Related affiliates received the loan proceeds, but defaulted on the loan obligations soon thereafter, making them worthless. AMAC declared bankruptcy a short time later. Related/Corvex’s scheme for CWH is also not credible because of Related’s abysmal track record of controlling publicly traded real estate companies. 15 . Every time Related has controlled a publicly traded real estate company, it appears that Related has done well, but public shareholders have suffered.

CWH’s Successful Business Plan Execution Versus Related/Corvex’s Scheme for CWH February 28, 2014 111 East Wacker Drive & 233 North Michigan Avenue Chicago, IL Mellon Bank Center 1735 Market Street Philadelphia, PA Chase Tower 111 Monument Circle Indianapolis, IN CommonWealth REIT